SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
INTERSTATE HOTELS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set for the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:
☐	Fee paid previously with proxy materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	1)	Amount previously paid:
	2)	Form, Schedule or Registration Statement no.:
	3)	Filing party:
	4)	Date filed:

Filed by Interstate Hotels Corporation
Pursuant to Rule 14a-12 of the Securities Exchange Act of 1934
Subject Company: Interstate Hotels Corporation
Commission File No. 0-26805

        This filing contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, about Interstate Hotels Corporation ("Interstate") and MeriStar Hotels & Resorts, Inc. ("MeriStar"), including those statements regarding future operating results and the timing and composition of revenues, among others, and statements containing words such as "expects," "believes" or "will," which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this filing are forward- looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including financial performance, real estate conditions, execution of hotel development programs, changes in the availability of additional management contracts, leases or acquisitions, the impact of the events of September 11, 2001 and changes in local or national economic conditions. Additional risks are discussed in each company's filings with the Securities and Exchange Commission (the "SEC"), including the companies' annual reports on Form 10-K for the year ended December 31, 2001, including any amendments thereto.

        All written and oral forward-looking statements contained in this filing concerning the proposed transaction or other matters attributable to Interstate, MeriStar or any person acting on behalf of either Interstate or MeriStar are expressly qualified in their entirety by the cautionary statements above. Interstate and MeriStar do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

        Pursuant to Instruction 3 of Item 4 of Schedule 14A, the participants in the solicitation of proxies from Interstate's stockholders in connection with the proposed merger (the "Merger") of Interstate with and into MeriStar pursuant to the terms of the Agreement and Plan of Merger, dated May 1, 2002, between Interstate and MeriStar (the "Merger Agreement") include MeriStar, Interstate, their respective directors, and may include certain executive officers of each. Information concerning the Interstate directors and executive officers and their direct and indirect interests in Interstate is contained in its annual report on Form 10-K/A filed with the SEC on April 19, 2002. Information concerning the MeriStar directors and executive officers and their direct and indirect interests in MeriStar is contained in its annual report on Form 10-K/A filed with the SEC on April 30, 2002. As of May 13, 2002, none of the foregoing participants beneficially owned in excess of 1% of the MeriStar common stock, except Paul W. Whetsell, and Steven D. Jorns, each a director and/or executive officer of MeriStar, or beneficially owned in excess of 1% of Interstate's common stock, except Thomas F. Hewitt, J. William Richardson, Kevin P. Kilkeary, Karim Alibhai and Sherwood Weiser, each a director and/or executive officer of Interstate. Additional information regarding the interests of these participants may be obtained by reading the proxy statement and prospectus (described below) regarding the Merger when it becomes available.

        MeriStar plans to file a registration statement on Form S-4 with the SEC in connection with the Merger. The Form S-4 will contain a prospectus, a proxy statement, and other documents for the stockholders' meetings of Interstate and MeriStar at which time the proposed transaction will be considered. Interstate and MeriStar plan to mail the proxy statement and prospectus contained in the Form S-4 to their respective stockholders. The Form S-4, proxy statement and prospectus will contain important information about Interstate, MeriStar, the Merger and related matters. Investors and stockholders should read the Form S-4, proxy statement and prospectus and the other documents filed with the SEC in connection with the Merger carefully before they make any decision with respect to the Merger. A copy of the Merger Agreement has been filed with the SEC by both Interstate and MeriStar. The Form S-4, proxy statement and prospectus, and all other documents filed with the SEC in connection with the Merger will be available when filed free of charge at the SEC's web site, at www.sec.gov. In addition, the proxy statement and prospectus, and all other documents filed with the SEC in connection with the Merger will be made available to investors free of charge by writing to Interstate and MeriStar at their corporate headquarters.

        In addition to the Form S-4, the proxy statement, and the other documents filed with the SEC in connection with the merger, both Interstate and MeriStar are obligated to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information filed with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Filings with the SEC also are available to the public from commercial document-retrieval services and at the web site maintained by the SEC at www.sec.gov.

        The following is a press release issued by Interstate on May 14, 2002.

FOR IMMEDIATE RELEASE:	For Further Information: Lisa O'Connor Investor Relations 412-937-3319 Tom Loftus Corporate Communications 412-937-3382

INTERSTATE HOTELS CORPORATION REPORTS
FIRST QUARTER RESULTS

Pittsburgh, Pennsylvania, May 14, 2002—Interstate Hotels Corporation (Nasdaq:IHCO), one of the largest independent hotel management companies in the United States, today announced results for the first quarter ended March 31, 2002.

For the first quarter of 2002, the Company reported earnings before interest, income tax expense and depreciation and amortization (EBITDA) of $3.6 million versus $2.5 million in the first quarter of 2001. The Company incurred a net loss of $0.3 million compared to a net loss of $0.5 million for the same period last year reflecting earnings per share of $(.05) compared to $(.07), respectively.

Revenue per available room (RevPAR) for comparable U.S. full-service hotels managed by the Company decreased 16.8% for the quarter to $80.88 from $97.23 for the same period in 2001. Average daily room rate (ADR) decreased to $116.22 from $130.16, while occupancy rates declined from 74.7% to 69.6% in the first quarter from a year ago. The weakened economic conditions in the U.S. and the lingering affects of the tragic events of September 11th continued to adversely impact the Company's first quarter RevPAR.

Thomas F. Hewitt, Chairman and Chief Executive Officer, stated, "Although we experienced softness in RevPar due to the sluggish economy, we have seen improved operating results as we continue our cost containment initiatives. We are particularly pleased with our financial results this quarter, especially with the increase in EBITDA over the comparable period last year."

Interstate Hotels Corporation operates approximately 135 hotels with more than 28,000 rooms in 36 states in the United States, the District of Columbia, as well as Canada and Russia. For more information, visit www.interstatehotels.com.

— FINANCIAL TABLES FOLLOW —

Comparable Hotel Statistics*

	Three Months Ended March 31,
	2002	2001
U.S. Full-Service Managed Hotels:
Occupancy	69.6%	74.7%
ADR	$116.22	$130.16
RevPAR	$80.88	$97.23
*
Comparable U.S. hotels represent those operated by the Company since January 1, 2001 excluding hotels that underwent a major renovation or a change in franchise affiliation.

NOTE:

This press release contains "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, about the Company, including those statements regarding future operating results and the timing and composition of revenues, among others, and statements containing words such as "expects," "believes" or "will," which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including financial performance, real estate conditions, execution of hotel development programs, changes in the availability of additional management contracts, leases or acquisitions, the impact of the events of September 11, 2001, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of any securities in any state or province in which such offer, solicitation or sale would be unlawful prior to registration or qualification under applicable securities laws. MeriStar Hotels & Resorts, Inc. ("MeriStar") plans to file a registration statement on Form S-4 with the SEC in connection with the previously announced merger transaction. The Form S-4 will contain a prospectus, a proxy statement, and other documents for the stockholders' meetings of Interstate and MeriStar at which time the proposed transaction will be considered. Interstate and MeriStar plan to mail the proxy statement and prospectus contained in the Form S-4 to their respective stockholders. The Form S-4, proxy statement and prospectus will contain important information about Interstate, MeriStar, the merger and related matters. Investors and stockholders should read the Form S-4, proxy statement and prospectus and the other documents filed with the SEC in connection with the merger carefully before they make any decision with respect to the merger. A copy of the merger agreement has been filed with the SEC by both Interstate and MeriStar. The Form S-4, proxy statement and prospectus, and all other documents filed with the SEC in connection with the merger transaction will be available when filed free of charge at the SEC's web site, at www.sec.gov. In addition, the proxy statement and prospectus, and all other documents filed with the SEC in connection with the merger will be made available to investors free of charge by writing to Interstate or MeriStar at their corporate headquarters.

In addition to the Form S-4, the proxy statement, and the other documents filed with the SEC in connection with the merger, both Interstate and MeriStar are obligated to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information filed with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Filings with the SEC also are available to the public from commercial document-retrieval services and at the Web site maintained by the SEC at www.sec.gov.

Pursuant to Instruction 3 of Item 4 of Schedule 14A, the participants in the solicitation include Interstate, MeriStar, their respective directors, and may include certain executive officers of each. Information concerning the Interstate directors and executive officers and their direct and indirect interests in Interstate is contained in its annual report on Form 10-K/A filed with the SEC on April 19, 2002. Information concerning the MeriStar directors and executive officers and their direct and indirect interests in MeriStar is contained in its annual report on Form 10-K/A filed with the SEC on April 30, 2002. The identity of the people who, under SEC rules, may be considered participants in the solicitation of Interstate and MeriStar stockholders in connection with the proposed merger, and a description of their interests, is available on Schedule 14A filed by Interstate on May 2, 2002 and a filing under Rule 425 under the Securities Act by MeriStar on May 2, 2002. As of the date of this communication, none of the foregoing participants beneficially owned in excess of 1% of Interstate Common Stock, except Thomas F. Hewitt, J. William Richardson, Kevin P. Kilkeary, Karim J. Alibhai and Sherwood M. Weiser, each a director and/or executive officer of Interstate or beneficially owned in excess of 1% of the MeriStar Common Stock, except Paul W. Whetsell and Steven D. Jorns, each a director and/or executive officer of MeriStar.

###

INTERSTATE HOTELS CORPORATION
Consolidated Statements of Operations
(Unaudited, in thousands except per share amounts)

	Actual Three Months Ended March 31,
	2002	2001
Lodging revenues	$676	$1,101
Net management fees	5,658	6,476
Other fees	4,013	3,508

	10,347	11,085
Other revenue from managed hotels (1)	62,441	69,405

Total revenues	72,788	80,490

Lodging expenses	481	779
General and administrative	1,943	2,837
Payroll and related benefits	4,243	5,357
Tender Offer costs	119	—
Depreciation and amortization	2,528	2,706

	9,314	11,679
Other expenses from managed hotels (1)	62,441	69,405

Total expenses	71,755	81,084

Operating income (loss)	1,033	(594)
Other income (expense):
Interest, net	(975)	(67)
Earnings (losses) from equity investments in hotel real estate	(180)	177

Loss before income tax benefit	(122)	(484)
Income tax benefit	(71)	(208)

Loss before minority interest	(51)	(276)
Minority interest	64	36

Net loss	(115)	(312)
Less mandatorily redeemable preferred stock:
Dividends	159	159
Accretion	15	15

Net loss available to common stockholders	$(289)	$(486)

Earnings per share:
Basic	$(0.05)	$(0.07)
Diluted	$(0.05)	$(0.07)
Weighted average common shares outstanding:
Basic	5,730	6,481
Diluted	5,730	6,481
E.B.I.T.D.A.	$3,554	$2,475

(1)
Includes the retroactive adoption of the provisions of EITF 01-14, "Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred." In accordance with EITF 01-14, the operating revenues and expenses include the reimbursement of costs incurred on behalf of the third-party owners of the Company's managed hotels. These costs relate primarily to payroll and benefit costs. These reimbursements are received based upon the costs incurred by the Company with no added margin. Therefore, the adoption of EITF 01-14 did not impact operating income or earnings per share.